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                                                                    Exhibit 4(d)

                                 AMENDMENT NO. 1

                                       TO

         THE AMERUS LIFE HOLDINGS, INC. NON-EMPLOYEE DIRECTOR STOCK PLAN


               As of September 20, 2000, the effective time of the merger
(the "Merger") of AmerUs Life Holdings, Inc., an Iowa corporation ("ALH"), with and into AmerUs Group Co., an Iowa corporation (the "Company"), the Board of Directors of the Company (the "Board"), on behalf of the Company, assumed, approved and adopted the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan (the "Plan").

               In connection with the assumption, approval and adoption of the Plan, the Board has authorized and directed this Amendment No. 1 to the Plan.

               Pursuant to the authorization and direction of the Board, the Plan is hereby amended and supplemented effective September 20, 2000, as follows:

               1. The title of the Plan shall hereinafter be the "AMERUS GROUP CO. NON-EMPLOYEE DIRECTOR STOCK PLAN."

               2. The first paragraph of Section 1. of the Plan is hereby amended and restated as follows:

         "The purpose of the AmerUs Group Co. Non-Employee Director Stock Plan (the "Plan") is to provide stock based compensation to eligible directors of AmerUs Group Co. (the "Company") in order to encourage the highest level of director performance and to promote long-term shareholder value by providing such directors with a proprietary interest in the Company's success and progress through grants of shares of the Company's Common Stock (the "Common Stock") which are restricted in accordance with the terms and conditions set forth below ("Restricted Shares") and by granting them options to purchase shares of Common Stock ("Options")."

               3. The following definitions as set forth under Section 2. of the Plan are hereby amended and restated as follows:

                    "(d) "COMMON STOCK" means the Common Stock of the Company"

                    "(e) "COMPANY" means AmerUs Group Co., an Iowa corporation."

                    "(m) "PLAN" means the AmerUs Group Co. Non-Employee Director
                         Stock Plan."

               4. Any reference in the Plan to "AmerUs Life Holdings, Inc." shall be deemed a reference to "AmerUs Group Co."

               5. Any currently outstanding and unexercised award or option under the Plan which in any way relates to rights in or rights to purchase common stock of or other equity interest in ALH is hereby amended such that all such awards and options shall relate to rights in or rights to purchase common stock of or other equity interests, as the case may be, in the Company.